Exhibit 99.1

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

CONTACT:
Joseph W. Kaufmann
President and Chief Executive Officer
(610) 524-0188

      KENSEY NASH REPORTS BETTER THAN EXPECTED SECOND QUARTER EPS OF $0.27,
                    AN INCREASE OF 18% OVER PRIOR YEAR PERIOD
                -Net Sales Increases 27% Over Prior Year Period-

EXTON, PA, January 19, 2004 -- Kensey Nash Corporation (Nasdaq: KNSY) today reported earnings per share of $0.27 for its second fiscal quarter of 2005, ahead of its previous guidance of $0.25 to $0.26 per share. Net sales increased 27% over the prior year comparable period.

Second Quarter Results. Total revenues were $15.2 million for the second fiscal quarter compared to $13.7 million in the prior year period, an increase of 11%. Net sales increased 27% to $10.2 million from $8.0 million in the comparable quarter of the prior fiscal year, primarily due to sales of spine related products. Net income of $3.3 million, or $0.27 per share, for the second quarter of fiscal 2005 increased 18% over the previous year comparable period net income of $2.8 million, or $0.23 per share.

Royalty income of $5.0 million increased 7% sequentially and included $4.5 million in Angio-Seal(TM) royalties and $519,000 in royalties from Orthovita (Nasdaq: VITA). The Angio-Seal royalty of $4.5 million represents an increase of approximately 21% over the prior year quarter after adjustment for the royalty rate decline from 9% to 6%, a 33% change, which occurred in April 2004. In addition, Kensey Nash's new source of royalty income from Orthovita helped to offset the impact of the decline in the Angio-Seal royalty rate. With launches by Orthovita of co-developed products continuing, on-going strength of Angio-Seal end-user sales, and other sources of royalty income in progress, the Company expects royalty income to increase going forward.

As of December 31, 2004, the Company had cash and investments of $52.7 million, total assets of $102.6 million and no debt. During the quarter, the Company generated cash from operations of $2.9 million offset primarily by cash used for share repurchases totaling $4.5 million and capital spending of $3.1 million, including construction costs of our new facility.

The following table summarizes the results for the Company for the three months ended December 31, 2004 compared to the three months ended December 31, 2003:

--------------------------------------------------------------------------------------------------------
                                         Three months              Three months
                                            ended                     ended                  Percentage
($ millions, except per share data)    December 31, 2004         December 31, 2003             Change
----------------------------------- ------------------------- ------------------------ -----------------
Net Sales                                    $10.2                     $8.0                     27%
----------------------------------- ------------------------- ------------------------ -----------------
Royalty Income                                $5.0                     $5.6                    (10%)
----------------------------------- ------------------------- ------------------------ -----------------
Total Revenues                               $15.2                     $13.7                    11%
----------------------------------- ------------------------- ------------------------ -----------------
Income from Operations                        $4.4                     $3.9                     14%
----------------------------------- ------------------------- ------------------------ -----------------
Earnings Per Share                           $0.27                     $0.23                    18%
----------------------------------- ------------------------- ------------------------ -----------------

Year-to-Date Results. Total revenues for the six months ended December 31, 2004 increased 16% to $30.3 million compared to $26.1 million in the prior year period. Net sales increased 32% to $20.3 million from $15.4 million in the comparable six months of the prior fiscal year. Net income for the six months increased 22% to $6.4 million, or $0.53 per share, compared to $5.3 million, or $0.43 per share, for the prior year period.

The following table summarizes the results for the Company for the six months ended December 31, 2004 compared to the six months ended December 31, 2003:

--------------------------------------------------------------------------------------------------------
($ millions, except per share data)     Six months ended         Six months ended            Percentage
                                       December 31, 2004         December 31, 2003             Change
----------------------------------- ------------------------- ------------------------ -----------------
Net Sales                                     $20.3                    $15.4                    32%
----------------------------------- ------------------------- ------------------------ -----------------
Royalty Income                                 $9.7                    $10.4                    (7%)
----------------------------------- ------------------------- ------------------------ -----------------
Total Revenues                                $30.3                    $26.1                    16%
----------------------------------- ------------------------- ------------------------ -----------------
Income from Operations                         $8.6                    $6.9                     25%
----------------------------------- ------------------------- ------------------------ -----------------
Earnings Per Share                             $0.53                    $0.43                    23%
----------------------------------- ------------------------- ------------------------ -----------------

CEO Comments on Results. "Our second quarter results exceeded our expectations," commented Joseph W. Kaufmann, President and CEO of Kensey Nash Corporation. "Biomaterials products showed strong growth year over year at 26% for our second quarter. Sales to Orthovita of VITOSS(R) FOAM products were $2.4 million for our second fiscal quarter 2005, a 3% increase over our first fiscal quarter, reflecting strong and consistent post launch end-user sales by Orthovita. Angio-Seal component sales to St. Jude Medical of $3.9 million increased 24% over the prior year quarter. Sales of sports medicine products were $3.0 million, down 7% from our first fiscal quarter, as expected," he added. "Our biomaterials business continues to expand as we develop and enhance our biomaterials technologies. We are especially pleased to see the 9% sequential growth in Angio-Seal royalty income during the quarter as St. Jude Medical continues to demonstrate their market leadership in vascular closure devices," Mr. Kaufmann stated.

TriActiv Update. "We are very excited about our planned US launch of the TriActiv. While we are awaiting FDA clearance to begin marketing, we have expanded our US sales organization, completed our initial sales training program and will be ready to launch once approval is obtained. When we receive FDA approval we will provide further TriActiv sales guidance for fiscal 2005," commented Mr. Kaufmann. "Meanwhile, our development team continues to make significant progress toward the next generation products in the TriActiv product platform. We are building a foundation that will serve our company for many years to come," he concluded.

Third Quarter and Fiscal Year Guidance. For the third quarter, guidance for earnings is $0.30 to $0.31 per share, an increase of 7% to 11% over the prior year comparable period. Our projections for total revenue are $16.0 to $16.3 million, including forecasts for net sales of $10.6 to $10.8 million and royalty income of $5.4 to $5.5 million. For the fiscal year 2005, the Company continues to estimate earnings per share of $1.18 to $1.21. Total fiscal year revenues are currently estimated to be in a range of $66 to $69 million, an approximate increase of 13% to 19% over the previous fiscal year. Included in this estimate are net sales of $45 to $47 million and royalties of approximately $21 to $22 million.

Share Repurchase. During the second fiscal quarter 2005, the Company repurchased 174,867 shares for approximately $4.5 million. These shares were part of the previously authorized and announced share repurchase program, under which approximately 59,000 shares remain authorized for repurchase.

Conference Call and Webcast. The Company will be holding a conference call to discuss the first quarter earnings results on Thursday, January 20, 2005 at 11:00 AM eastern time. A live webcast of the conference call will be broadcast. Please visit the investor relations page at www.kenseynash.com for the link. To participate in the conference call, interested parties may call 612-332-0802. A replay of the call will also be available starting January 20, 2005 at 2:30 PM eastern time until Tuesday, January 25, 2005 at midnight eastern time by calling 800-475-6701, access code 765129.

About Kensey Nash Corporation. Kensey Nash Corporation is a leading developer and manufacturer of absorbable biomaterials-based products with applications in the cardiology, orthopaedics, spine, drug and biologics delivery, periodontal/dental, surgical and wound care markets. The Company was a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal(R) Vascular Closure Device. Angio-Seal is licensed to St. Jude Medical, Inc. The Company's TriActiv(R) Balloon Protected Flush Extraction System for the treatment of saphenous vein graft disease is commercialized in the European Union. The Company has submitted an application for 510(k) clearance for its TriActiv(R) System to the U.S. Food and Drug Administration, following the completion of a major clinical study.

Cautionary Note for Forward Looking Statements. This press release contains forward-looking statements that reflect the Company's current expectations about its prospects and opportunities, including, without limitation, the revenue and earnings guidance provided by the Company for its third quarter and fiscal year 2005. The Company tried to identify these forward looking statements by using words such as "expects," "anticipates," "estimates," "plans," "will," "forecasts," "guidance," or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements including, without limitation, St. Jude Medical's success in marketing the Angio-Seal(TM) device, demand for and the Company's ability to develop and manufacture biomaterial products, including Angio-Seal(TM) components, clinical, sales and marketing success of the TriActiv(R) System, additional regulatory approvals, and competition from other technologies in the marketplace. For a more detailed discussion of these and other factors, please see the Company's SEC filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

The Company also cautions that results of operations in any past period should not be considered indicative of the results to be expected for future periods. Fluctuations in operating results may also result in fluctuations in the price of the Common Stock.

                        -FINANCIAL INFORMATION TO FOLLOW-



                                                  KENSEY NASH CORPORATION
                                      CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                                        (Unaudited)

                                                                Three Months                         Six Months
                                                              Ended December 31,                  Ended December 31,
                                                      ---------------------------------- -----------------------------------
                                                               2004             2003               2004             2003
                                                      ---------------------------------- -----------------------------------
Revenues:
    Net sales                                             $ 10,193,030      $ 8,041,754        $ 20,299,662    $ 15,353,705
    Research and development                                         -           91,807             253,292         327,108
    Royalty income                                           5,027,687        5,583,696           9,745,157      10,423,291
                                                      ---------------------------------- -----------------------------------
         Total revenues                                     15,220,717       13,717,257          30,298,111      26,104,104
                                                      ---------------------------------- -----------------------------------
Operating costs and expenses:
    Cost of products sold                                    4,303,856        3,537,701           8,350,360       6,879,831
    Research and development                                 3,734,925        4,247,574           8,118,449       8,325,555
    Selling, general and administrative                      2,789,267        2,072,275           5,263,456       4,032,365
                                                      ---------------------------------- -----------------------------------
         Total operating costs and expenses                 10,828,048        9,857,550          21,732,265      19,237,751
                                                      ---------------------------------- -----------------------------------
Income from operations                                       4,392,669        3,859,707           8,565,846       6,866,353
Interest and other income, net                                 306,813          273,682             641,760         546,034
                                                      ---------------------------------- -----------------------------------
Pre-tax income                                               4,699,482        4,133,389           9,207,606       7,412,387
Income tax expense                                           1,409,845        1,364,018           2,762,282       2,135,773
                                                      ---------------------------------- -----------------------------------
Net income                                                 $ 3,289,637      $ 2,769,371         $ 6,445,324     $ 5,276,614
                                                      ================================== ===================================
Income per common share, assuming dilution                      $ 0.27           $ 0.23              $ 0.53          $ 0.43
                                                      ================================== ===================================
Weighted average common shares outstanding                  12,189,891       12,154,675          12,226,596      12,237,931
                                                      ================================== ===================================



                             KENSEY NASH CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)

                                                     December 31,         June 30,
                                                         2004               2004
                                                ------------------ ------------------
Assets
Current assets:
     Cash, cash equivalents and investments          $ 52,689,072       $ 61,096,487
     Trade receivables                                  6,831,822          6,005,702
     Other receivables                                  5,375,185          4,943,878
     Inventory                                          3,659,735          3,481,599
     Prepaids and other assets                          2,560,658          1,418,528
     Deferred tax asset, current                        1,247,620          2,607,669
                                                ------------------ ------------------
          Total current assets                         72,364,092         79,553,863
                                                ------------------ ------------------
Property, plant and equipment, net                     22,300,818         15,984,900
Acquired patents and proprietary rights, net            4,662,443          2,410,623
Deferred tax asset, non-current                                 -              2,825
Goodwill                                                3,284,303          3,284,303
                                                ------------------ ------------------
Total assets                                        $ 102,611,656      $ 101,236,514
                                                ================== ==================

Liabilities and stockholders' equity
Current liabilities:
     Accounts payable and accrued expenses            $ 4,483,519        $ 6,483,366
     Current portion of debt                                    -            219,147
     Deferred revenue                                      17,159            109,773
                                                ------------------ ------------------
          Total current liabilities                     4,500,678          6,812,286
                                                ------------------ ------------------
Deferred tax liability, non-current                       502,560                  -
                                                ------------------ ------------------
Total stockholders' equity                             97,608,418         94,424,228
                                                ------------------ ------------------
Total liabilities and stockholders' equity          $ 102,611,656      $ 101,236,514
                                                ================== ==================

